Exhibit 10.28

UNIFORM MEMBER MARKETING AGREEMENT

POOL BASIS

THIS AGREEMENT, made effective as of the 1st day of September 2001, by and between MIDWEST AGRI–COMMODITIES COMPANY, a cooperative association organized under the laws of the State of North Dakota (hereinafter referred to as “MIDWEST”) and AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association organized under the laws of the State of Minnesota (hereinafter referred to as “PROCESSOR”).

W I T N E S S E T H:

WHEREAS, PROCESSOR is a producer–owned and producer-operated agricultural cooperative which is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C., Sec. 1141j(a)), as amended, and the Capper–Volstead Act of 1922 (7 U.S.C., Sec. 291, 292), and which is engaged in the operation of one or more sugar beet processing plants for the purposes of producing sugar, beet pulp, molasses, and related products from sugar beets; and

WHEREAS, MIDWEST is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C., Sec. 1141j(a)), as amended, and the Capper Volstead Act of 1922 (7 U.S.C., Sec. 291,292), for the mutual help and benefit of its processor–members for the purposes of acting as a marketing agency for its members and of engaging in the business of marketing the beet pulp, molasses, and related products produced by its members; and

WHEREAS, PROCESSOR wishes to participate with other members (collectively the “Members”) and pooled contract patrons (“Patrons”) of MIDWEST in developing and maintaining a dependable market for certain products produced by PROCESSOR; and

WHEREAS, MIDWEST and PROCESSOR desire to enter into a membership marketing agreement on a pool basis.

NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of the PROCESSOR and MIDWEST herein, MIDWEST and PROCESSOR agree as follows:

1.             Appointment of MIDWEST as Sales Agent.  PROCESSOR appoints and designates MIDWEST to act as its sole worldwide agent in the sale and marketing of the following products (hereinafter collectively the “Co-Products”) produced by PROCESSOR during the term of this Agreement:

(a)           Beet pulp;

(b)           Molasses;

(c)           Separator Molasses Solubles;

(d)           Concentrated Separator By-Product; and

(e)           Any other product for which the Members of MIDWEST have, by unanimous vote, created a separate pool.

MIDWEST accepts such appointment and agrees to act as the sales agent and pool administrator in accordance with the terms of this Agreement.  PROCESSOR agrees that MIDWEST may employ all such persons and agencies as it determines to be necessary to carry out its obligations under this Agreement.  MIDWEST agrees, and is hereby empowered by PROCESSOR, to sell in its own name, and pass title to, all Co-Products produced by PROCESSOR during the term of this Agreement to such third party purchasers (hereinafter “Purchaser” or “Purchasers”), in such markets, at such time or times, at such place or places, in such manner and on such prices or terms as MIDWEST determines to be in the best interests of PROCESSOR and the Members and Patrons of Midwest.  It is understood and agreed that this Agreement applies to all Co-Products produced by PROCESSOR in any state or location.

2.             Billing and Collection.  All sales made by MIDWEST shall be billed on invoices of MIDWEST and all receipts shall be collected by MIDWEST.

3.             Product Pools.   MIDWEST and PROCESSOR agree that the Co-Products to be sold by MIDWEST hereunder shall be pooled for each crop year with products of the Members of MIDWEST.     Separate pools shall be maintained for each of the Co-Products.   Additional pools may be established by unanimous agreement of the Members of MIDWEST to market new or related products developed by the Members and Patrons.  As sales are made, the proceeds received by MIDWEST from the sale of the Co-Products received from PROCESSOR shall be deposited into the appropriate pool, and shall be credited to PROCESSOR and the Members on the basis of their respective pro rata shares, as defined below in this Section 3 (the “Pro-Rata Shares”), of the net proceeds of each sale.   PROCESSOR’s share of net proceeds as defined in Section 5 hereof and after adjustments for advances paid under Section 6 hereof shall be distributed to PROCESSOR by MIDWEST as rapidly as collection and accounting procedures permit.

With respect to each pool year covered by this Agreement, distributions of the net proceeds shall initially be based on MIDWEST’S best estimate of the amount of Co-Product anticipated to be produced by each participant in the pool, and shall be adjusted by MIDWEST periodically as production figures are more precisely determined.   Accordingly, the Pro-Rata Share of PROCESSOR for each product pool shall be initially equal to a fraction with PROCESSOR’s estimated annual production of that product to be pooled as the numerator and total estimated annual pool production of that product for PROCESSOR and the other MIDWEST Members and Patrons as the denominator.   As soon as the processing campaigns are concluded, and exact production is determined, precise Pro-Rata Shares shall be established and any appropriate adjustments shall be made among the pool participants.

4.             MIDWEST’s Books and Records.  MIDWEST shall keep accurate records of sales and distribution of pool proceeds in accordance with sound and generally accepted accounting practices.  Said records shall be at all reasonable times fully available for inspection by PROCESSOR.  All records of the pools shall be audited annually by MIDWEST’s regular Independent Certified Public Auditors and the Audit report made available to PROCESSOR.

5.             Definition of Net Proceeds.  The net proceeds for each product pool shall be defined as the gross sales from such pool by MIDWEST, less:

(a)           All costs, charges or expenses directly attributable to the sale of the Co-Product;

(b)           All costs of transportation and handling of the Co-Product, including storage costs incurred by MIDWEST;

(c)           Insurance premiums paid by MIDWEST;

(d)           State feed inspection and all other fees and taxes incurred in the marketing of the Co-Product;

(e)           All other direct and indirect charges or expenses, including administrative and overhead, attributable to the sale of the Co-Product in the operation of the product pools; and

(f)            All losses incurred by MIDWEST as a result of uncollectible accounts receivable shall be allocated to the appropriate product pool and shall be regarded as a marketing expense in determining the net proceeds of that product pool.

6.             Budget and Advance of Marketing Costs.  MIDWEST shall prepare a monthly budget or estimate of all direct and indirect marketing costs for each product pool.  Each Member or Patron involved in the pool shall pay in advance its estimated Pro-Rata share of such marketing costs for the month.   In the alternative, the PROCESSOR authorizes MIDWEST to borrow funds pursuant to its bank line of credit to pay direct and indirect marketing costs, provided that the Members and Patrons shall reimburse MIDWEST for the marketing expenses incurred during the previous month no later than the 8th business day of the following month.

7.             Product Warranties and Quality Standards; Handling of Product of Substandard Quality.  MIDWEST shall furnish to PROCESSOR from time to time with Purchaser specifications for Co-Products prescribing standards and procedures for quality control, storing and shipping of such product.  Initially such standards shall be those set forth on Schedule “A” attached hereto.  PROCESSOR shall observe and comply with any such specifications furnished by MIDWEST.  In addition, all Co-Products delivered to or at the order of MIDWEST shall conform to quality and other standards that are prescribed by applicable state and federal rules and regulations.

Co-Product of substandard quality, as determined by MIDWEST, shall, on the joint agreement of PROCESSOR and MIDWEST, or if no agreement has been reached, at the option of Midwest:  (a) be withheld from the pool and marketed by Midwest with input from PROCESSOR on an individual agency basis with proceeds from the sale of such Co-Product, less all direct and indirect selling expenses, distributed to PROCESSOR, or (b) remain in the pool and be charged with the additional costs relating to the substandard quality of the Co-Product.

8.             Storage of Product.   PROCESSOR shall store its Co-Products in tanks, bins, and warehouses that are approved in advance by MIDWEST.  At the earliest reasonable time after processing commences each year and as soon as Co-Products are placed in storage, PROCESSOR shall deliver regular inventory reports to MIDWEST.  All production included in the regular inventory report shall be included in the pool for the appropriate crop year even though the Co-Products remain on the property of the PROCESSOR.  All on-site storage expenses and on-site labor, materials, and other expenses incurred at the PROCESSOR facilities for the preparation, loading and shipment of Co-Products produced by PROCESSOR shall be paid directly by PROCESSOR and shall not be a pool expense.

9.             Risk of Loss, Insurance, and  Indemnification.   PROCESSOR covenants and agrees that it shall bear the risk of loss of the Co-Products until the Co-Products are transferred from the various PROCESSOR facilities to a common carrier for delivery to MIDWEST or to the Purchaser.  Until such time as the Co-Products are turned over to a common carrier for delivery to MIDWEST or to the Purchaser, PROCESSOR covenants and agrees, at its sole cost and at all times during the term of this Agreement, to maintain in force an insurance policy or policies covering loss, theft or damage to the Co-Products from any cause whatsoever, in amounts not less than the full insurable value thereof, and product liability insurance in amounts required by MIDWEST from time to time, which product liability insurance shall name MIDWEST as an additional or named insured.  Said policies shall be taken out with responsible insurance companies, and shall not be canceled or altered without ten days’ written notice to MIDWEST.  PROCESSOR shall furnish MIDWEST with certificates of insurance, together with a summary of the terms and conditions of the policy or policies, and the date on which they expire.

From the time of the delivery of the Co-Products to a common carrier at the various PROCESSOR facilities, MIDWEST shall, to the extent not already covered by existing PROCESSOR insurance policies, maintain in force an insurance policy or policies covering product liability and loss, theft or damage to the Co-Products in amounts not less than the full insurable value of the Co-Products.  Premiums paid for any such insurance shall be a pool expense under Section 5 of the Agreement.

10.          Logistics Function.  MIDWEST shall be responsible for performing all normal logistics functions relating to the shipment of Co-Products from PROCESSOR’s plants.   MIDWEST shall use its business judgment in determining the factory, warehouse, Member, or Patron from which to draw product, considering such factors as, but not limited to, car loadings, points of destination, capacity of tanks or warehouses, and size of inventories stored therein.  Direct or indirect costs of MIDWEST associated with the performance of the logistics function shall be allocated to PROCESSOR in accordance with Section 5 of this Agreement.

11.          Information from PROCESSOR.  PROCESSOR shall, whenever requested by MIDWEST, furnish MIDWEST product production and related statistical data related to the Co-Products, and shall make its books and records related to the Co-Products and statistics available at all reasonable times for inspection by MIDWEST.  PROCESSOR further agrees, upon request of MIDWEST, to furnish MIDWEST with samples of the Co-Products for grading or selling purposes.  MIDWEST shall furnish monthly performance reports of sales and operating costs against budget no later than 15 working days from the end of the month.

12.          Sales Promotion.  MIDWEST agrees to do any and all things reasonably necessary and proper to stimulate demand for the Co-Products in efforts to improve the markets and proceeds related thereto.

13.          Term of Agreement:  Termination.

(a)           Term.  The term of this Agreement shall be for 2 (two) consecutive crop years commencing on September 1, 2001 and continuing through August 31, 2003 (the “Initial Term”) and from year to year thereafter until terminated as provided herein.

(b)           Termination.   Either party has the right to terminate this Agreement at the end of the Initial Term and thereafter by giving written notice by registered mail to the other party of such termination as follows:

(i)            Notice of termination to be effective at the conclusion of the Initial Term shall be given prior to May 1, 2002;

(ii)           Notice of termination to be effective at the conclusion of a renewal term shall be given prior to May 1 of a given year to be effective on August 31 of the subsequent year (e.g., notice given on April 30, 2004 is effective August 31, 2005).

(c)           Breach by PROCESSOR.   PROCESSOR agrees that MIDWEST shall have all rights and remedies provided by law and in the Bylaws of MIDWEST in the event of a breach or threatened breach by PROCESSOR of this Agreement

(d)           Continuing Obligations.  Following the termination of this Agreement or any reason, MIDWEST shall remain obligated to distribute the net proceeds of each pool to PROCESSOR as provided herein.

14.          Patronage Relationship.  MIDWEST and PROCESSOR agree that the business to be transacted under this Agreement will be done on a cooperative basis.  PROCESSOR agrees to treat the full amount of any patronage distribution, in excess of the net proceeds to be returned to PROCESSOR as provided herein, which is made in a written notice of allocation (as defined in 26 U.S.C. §1388) which it receives, as income received in the year in which such written notice of allocation is received at its stated dollar amount in the manner provided in 26 U.S.C. §1385(a).

15.          Compliance with MIDWEST’s Governing Instruments.  PROCESSOR accepts and agrees to conform to and abide by the provisions of the Articles of Association and Bylaws of MIDWEST and all amendments thereto during the term of this Agreement.

16.          Representations by PROCESSOR.   PROCESSOR hereby represents and warrants to MIDWEST that:

(a)           Cooperative Status.   PROCESSOR is a grower-owned agricultural cooperative which is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C., Sec. 1141j(a)), as amended, and the Capper-Volstead Act of 1922 (7 U. S. C., Sec. 291, 292);

(b)           Marketable Title.    PROCESSOR has good and marketable title to the Co-Products, and all Co-Products which are delivered to MIDWEST or to Purchasers are free and clear of any liens, attachments, security interests, claims or encumbrances of any kind whatsoever; and

(c)           No Prior Obligation.    PROCESSOR is not under contract or obligation to sell, market, consign or deliver any of the Co-Products to any other person, firm, association, corporation or other entity.

(d)           Transgenic Variety.  PROCESSOR warrants and represents that it will not, without the prior written consent of MIDWEST, knowingly deliver any Co-Product to MIDWEST or to a customer of MIDWEST that is grown using a Transgenic Variety.   For the purpose of this Agreement, “Transgenic Variety” means a variety of seed which will produce a plant that contains a gene or genes that have been artificially inserted instead of the plant acquiring the gene or genes through pollination. MIDWEST and PROCESSOR further agree that any consent provided by MIDWEST under this Section 16(d) shall not be effective until MIDWEST also delivers to PROCESSOR the unanimous written consent of all Members of MIDWEST to the delivery by the PROCESSOR of Co-Product that is grown using a Transgenic Variety.  PROCESSOR shall indemnify, defend and hold MIDWEST and each of its Members and their respective directors, officers, employees, representatives and agents (each an “Indemnitee”) harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses, product recall and/or re-routing expenses and other incidental, consequential, special and punitive damages) (collectively, the “Liabilities”) imposed upon, incurred by or asserted against the Indemnitee that result directly from the knowing delivery by PROCESSOR of any Co-Product that is grown using a Transgenic Variety pursuant to this Agreement.  MIDWEST and PROCESSOR agree that the other Members of MIDWEST are third party beneficiaries to the representations and warranties contained in this Section 16(d).

17.          Indemnification by PROCESSOR.   PROCESSOR hereby agrees to indemnify and hold harmless, MIDWEST, its members, and their respective employees, from and against any claims, losses or liabilities, including attorneys fees incurred, arising out of, or resulting from, the production, on-site storage or loading of any product which is marketed by MIDWEST pursuant to this Agreement.  In addition, PROCESSOR shall defend and hold harmless MIDWEST from any costs, claims, liabilities, suits or other proceedings or actions of any kind whatsoever, including attorney fees incurred, arising from or connected with a breach of any of the representations contained in Section 16 of this Agreement

18.          Representations by MIDWEST.

(a)           Cooperative Status.   MIDWEST is a grower-owned agricultural cooperative which is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C. Sec. 1141j(a)), as amended, and the Capper-Volstead Act of 1922 (7. U.S.C., Sec. 291, 292).

(b)           Member Agreements.    MIDWEST represents that all other Members either have or will be required to enter into identical pool marketing agreements for the marketing of the Co-Products.

19.          Complete Agreement.  The parties agree that there are no oral or other conditions, promises, representations or inducements at variance with any of the terms hereof and that this contract represents the voluntary and clear understanding of both parties fully and completely.

20.          Assignment.  Neither PROCESSOR nor MIDWEST may assign this Agreement without the prior written consent of the other party.

21.          Waiver of Breach.  No waiver of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement .

22.          Notices.  Whenever notice is required by the terms hereof, it shall be given in writing by delivery or by certified or registered mail to the other party at the address found at the end of this Agreement or such other address as a party shall designate by appropriate notice.  If notice is given by mail, it shall be effective two (2) days after mailing.

23.          Construction of Terms of Agreement; Modification.  The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto.  Headings in this Agreement are for convenience only and are not to be construed as a part of this Agreement or as defining, limiting or amplifying the provisions hereof.  This Agreement contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties hereto.  In the event any terms, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

24.          Successors and Assigns.   Subject to the other provisions of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their successors and permitted assigns.

                                IN WITNESS WHEREOF, MIDWEST and PROCESSOR have executed this Agreement effective the day and year first above written.

FOR MIDWEST:

MIDWEST AGRI–COMMODITIES COMPANY

100 Tamal Plaza, Suite 180

Corte Madera, CA 94925

By	/s/ V.C. Hufford
	Its	President

FOR PROCESSOR:

AMERICAN CRYSTAL SUGAR COMPANY

101 North Third Street

Moorhead, MN  56560

By	/s/ James J. Horvath
	Its	President and CEO